BERNSTEIN FUND, INC.

AMENDMENT NO. 1 TO THE

INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT

AMENDMENT NO. 1 AS OF JANUARY 1, 2018 TO THE INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT (the “Agreement”), dated as of December 15, 2015 between BERNSTEIN FUND, INC., a Maryland Corporation, (the “Fund”) and ALLIANCEBERNSTEIN L.P., a Delaware Limited Partnership (the “Adviser”).

Pursuant to the Agreement between the Fund, on behalf of each Portfolio, and the Adviser, the Fund, on behalf of each Portfolio, has agreed to compensate the Adviser for the services it performs for, and the facilities and personnel it provides to, each Portfolio. The Adviser and the Fund, on behalf of each Portfolio, wish to amend the Investment Management Agreement to modify such compensation with respect to each Portfolio. Accordingly, the parties hereto hereby agree as follows:

Effective as of January 1, 2018, Annex B of the Agreement is hereby deleted in its entirety and replaced with the following:

Pursuant to Section 6 of this Agreement, for the services rendered and the expenses assumed by the Adviser (other than those services described in Section 7(c) of this Agreement), each Portfolio shall pay to the Adviser at the end of each calendar month the applicable fee at the annualized rates set forth in the table below.

Name of Portfolio	Advisory Fee
International Small Cap Portfolio	1.00% of the Portfolio’s average net assets.

International Strategic Equities Portfolio	0.75% of the first $2.5 billion of the Portfolio’s average net assets; 0.65% of the excess over $2.5 billion up to $5 billion; and 0.60% of the excess of the Portfolio’s average net assets over $5 billion.

Small Cap Core Portfolio	0.80% of the Portfolio’s average net assets.

If the Adviser shall serve hereunder for less than the whole of any month, the fee hereunder shall be prorated.

Except as herein provided, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Fund, on behalf of each Portfolio, and the Adviser have caused this Amendment No. 1 to the Agreement to be executed by their duly authorized officers as of the date first above written.

BERNSTEIN FUND, INC.		ALLIANCEBERNSTEIN L.P.

By:		By:
Name:	Kathleen M. Fisher	Name:	Emilie D. Wrapp
Title:	President	Title:	Assistant Secretary